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                      October 19, 2023

       Xiaofeng Ma
       Chief Executive Officer
       ATA Creativity Global
       c/o 1/F East Gate, Building No. 2, Jian Wai Soho
       No. 39 Dong San Huan Zhong Road
       Chao Yang District, Beijing 100022, China

                                                        Re: ATA Creativity
Global
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-33910

       Dear Xiaofeng Ma:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Ning Zhang